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                                                                   EXHIBIT 10(a)

                     CODE OF ETHICS FOR PRINCIPAL EXECUTIVE
                         AND SENIOR FINANCIAL OFFICERS

I. This Code of Ethics (the "Code") for The Taiwan Fund, Inc. (the "Fund") applies to the Fund's Chief Executive Officer, Chief Financial Officer, President and Treasurer (or persons performing similar functions) ("Covered Officers") for the purpose of promoting:

         - honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships.

         - full, fair, accurate, timely and understandable disclosure in reports and documents that the Fund files with, or submits to, the Securities and Exchange Commission ("SEC") and in other public communications made by the Fund;

         - compliance with applicable laws and governmental rules and regulations;

         - prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and

         -        accountability for adherence to the Code.

         Each Covered Officer should adhere to a high standard of business ethics and should be sensitive to situations that may give rise to actual as well as apparent conflicts of interest. The Fund will expect all Covered Officers to comply at all times with the principles in this Code. A violation of this Code by an employee is grounds for disciplinary action up to and including discharge and possible legal prosecution. Any question about the application of the Code should be referred to the Audit Committee of the Fund's Board of Directors ( the "Audit Committee").

II. COVERED OFFICERS SHOULD HANDLE ETHICALLY ACTUAL AND APPARENT CONFLICTS OF INTEREST

         OVERVIEW. A "conflict of interest" occurs when a Covered Officer's private interest interferes with the interests of, or his service to, the Fund. For example, a conflict of interest would arise if a Covered Officer, or a member of his family, receives improper personal benefits as a result of his position with the Fund.

         Certain conflicts of interest arise out of the relationships between Covered Officers and the Fund and already are subject to conflict of interest provisions in the Investment Company Act of 1940 (the "Investment Company Act") and the Investment Advisers Act of 1940 (the "Investment Advisers Act"). For example, Covered Officers may not individually engage in certain transactions (such as the purchase or sale of securities or other property) with the Fund because of their status as "affiliated persons" of the Fund. The compliance programs and procedures of the Fund and HSBC Asset Management (Taiwan) Ltd., the Fund's investment adviser (the "Adviser") are designed to prevent, or identify and correct, violations of these provisions. Certain conflicts of interest also arise out of the personal securities trading activities

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of the Covered Officers and the possibility that they may use information regarding the Fund's securities trading activities for their personal benefit. The Fund's Code of Ethics under Rule 17j-1 under the Investment Company Act is designed to address these conflicts of interest. This Code does not, and is not intended to, replace these programs and procedures or the Fund's Rule 17j-1 Code of Ethics, and this Code's provisions should be viewed as being additional and supplemental to such programs, procedures and code.

         Although typically not presenting an opportunity for improper personal benefit, conflicts arise from, or as a result of, the contractual relationship between the Fund and the Adviser of which the Covered Officers are also officers or employees. As a result, this Code recognizes that the Covered Officers will, in the normal course of their duties (whether formally for the Fund or for the Adviser, or for both), be involved in establishing policies and implementing decisions that will have different effects on the Adviser and the Fund. The participation of the Covered Officers in such activities is inherent in the contractual relationship between the Fund and the Adviser and is consistent with the performance by the Covered Officers of their duties as officers of the Fund. Thus, if performed in conformity with the provisions of the Investment Company Act and the Investment Advisers Act, such activities will be deemed to have been handled ethically. In addition, it is recognized by the Fund's Board of Directors (the "Board") that the Covered Officers may also be officers or employees of one or more other investment companies covered by other codes.

         Each Covered Officer must not:

         - use his personal influence or personal relationships improperly to influence investment decisions or financial reporting by the Fund whereby the Covered Officer would benefit personally to the detriment of the Fund;

         - cause the Fund to take action, or fail to take action, for the individual personal benefit of the Covered Officer rather than the benefit of the Fund; and

         - use material non-public knowledge of portfolio transactions made or contemplated for, or actions proposed to be taken by, the Fund to trade personally or cause others to trade personally in contemplation of the market effect of such transactions.

         Each Covered Officer must, at the time of signing this Code, report all material business affiliations outside the Fund and must update the report annually.

         Covered Officers should avoid situations which involve the appearance of, or potential for, conflicts of interest. Examples of these situations include:

         - accepting directly or indirectly, anything of value, including gifts and gratuities in excess of $100 per year from any person or entity with which the Fund has current or prospective business dealings, not including occasional meals or tickets to theatre or sporting events or other similar entertainment, provided it is business-related, reasonable in cost, appropriate as to time and place and not so frequent as to raise any question of impropriety.

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         -        any ownership interest in, or any consulting or employment relationship with, any of the Fund's service providers, other than its investment adviser or any affiliated person thereof; and

         - a direct or indirect financial interest in commissions, transaction charges or spreads paid by the Fund for effecting portfolio transactions or for selling or redeeming shares other than an interest arising from the Covered Officer's employment, such as compensation or equity ownership.

         In situations involving a Covered Officer which involve the appearance of, or the potential for, conflicts of interest, but where the Covered Officer believes that no significant conflict of interest exist, the Covered Officer must obtain prior written approval from the Audit Committee before becoming involved in that situation. No such approval shall be considered a waiver of this Code.

III.     DISCLOSURE AND COMPLIANCE

         - Each Covered Officer should familiarize himself with the disclosure and compliance requirements generally applicable to the Fund;

         - each Covered Officer should not knowingly misrepresent, or cause others to misrepresent, facts about the Fund to others, whether within or outside the Fund, including to the Fund's directors and auditors, or to governmental regulators and self-regulatory organizations;

         - each Covered Officer should, to the extent appropriate within his area of responsibility, consult with other officers and employees of the Fund and the Adviser with the goal of promoting full, fair, accurate, timely and understandable disclosure in the reports and documents the Fund files with, or submits to, the SEC and in other public communications made by the Fund; and

         - it is the responsibility of each Covered Officer to promote compliance with the standards and restrictions imposed by applicable laws, rules and regulations.

IV.      REPORTING AND ACCOUNTABILITY

         Each Covered Officer must:

         - upon adoption of the Code or (thereafter as applicable, upon becoming a Covered Officer), affirm in writing to the Board that he has received, read and understands the Code;

         - annually thereafter affirm to the Board that he has complied with the requirements of the Code;

         - not retaliate against any other Covered Officer or any employee of the Fund or their affiliated persons for reports of potential violations that are made in good faith; and

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         -        notify the Audit Committee promptly if he knows of any
                  violation of this Code. Failure to do so is itself a violation of this Code.

         The Audit Committee is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. Any waivers sought by a Covered Officer must be considered by the Audit Committee.

         A copy of this Code shall be delivered to each employee of the Fund and each employee of the Adviser annually together with a memorandum requesting that any violations of the Code be communicated immediately to the Audit Committee.

         The Fund will follow these procedures in investigating and enforcing this Code:

         - the Audit Committee will take all appropriate action to investigate any potential violations reported to it;

         - if, after such investigation, the Audit Committee believes that no violation has occurred, the Audit Committee is not required to take any further action;

         - if the Audit Committee determines that a violation has occurred, it will consider appropriate action, which may include review of, and appropriate modifications to, applicable policies and procedures; notification to appropriate personnel of the Adviser or its board; or a recommendation to dismiss the Covered Officer;

         - the Audit Committee will be responsible for granting waivers of this Code, as appropriate; and

         - any changes to or waivers of this Code will, to the extent required, be disclosed as provided by SEC rules.

V.       CHANGES TO OR WAIVERS OF THE CODE

         No change to or waiver of any provision of this Code will be effective until the Fund discloses the nature of any amendment to, or waiver from, a provision of the Code in its Form N-CSR, or on its website within five business days following the date of the amendment or waiver if this method of disclosure has been established in its Form N-CSR and made available on its website for twelve months. Any waiver of provisions of this Code will be reported in filings with the SEC and otherwise reported to the Fund's stockholders to the full extent required by the rules of the SEC and by any applicable rules of any securities exchange on which the Fund's securities are listed.

VI.      OTHER POLICIES AND PROCEDURES

         This Code shall be the sole code of ethics adopted by the Fund for purposes of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules and forms applicable to registered investment companies thereunder. Insofar as other policies or procedures of the Fund or the

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Adviser or other service providers govern or purport to govern the behavior or activities of the Covered Officers who are subject to this Code, they are superseded by this Code to the extent that they conflict with the provisions of this Code.

VII.     AMENDMENTS

         Any amendments to this Code must be approved or ratified by a majority vote of the Audit Committee and the Board, including a majority of directors who are not interested persons as defined in the Investment Company Act.

VIII.    CONFIDENTIALITY

         All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than the Audit Committee, the Board, the Fund and its counsel and the Adviser and its counsel.

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IX.      INTERNAL USE

         The Code is intended solely for the internal use by the Fund and does not constitute an admission, by or on behalf of the Fund, as to any fact, circumstance or legal conclusion.

I have read and understand the terms of the Code. I recognize the responsibilities and obligations incurred by me as a result of my being subject to the Code. I hereby agree to abide by the Code.

__________________________

Date:_____________________

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